EXHIBIT 99.1

Tentative Agreement Reached on Labor Contract at Stillwater Mine and Columbus Processing Facility

BILLINGS, Mont., May 28, 2015 (GLOBE NEWSWIRE) -- Stillwater Mining Company (NYSE:SWC) reported today that the Company has reached a tentative agreement with the United Steel Workers International Union on the terms of a new labor agreement at the Stillwater Mine and Columbus processing facility.

The current contract, scheduled to expire on June 1, 2015, has been extended for one week. The members of United Steel Workers Local 11-001 will vote on the proposed agreement on June 4 and June 5, 2015.

The Negotiating Committee for the Union and the representative for USW International are unanimously recommending ratification of the tentative agreement to members of the United Steel Workers Local 11-001. Approval by the union membership is required to ratify the tentative agreement.

About Stillwater Mining Company

Stillwater Mining Company is the only U.S. miner of platinum group metals (PGMs) and the largest primary producer of PGMs outside of South Africa and the Russian Federation. PGMs are rare precious metals used in a wide variety of applications, including automobile catalysts, fuel cells, hydrogen purification, electronics, jewelry, dentistry, medicine and coinage. The Company is engaged in the development, extraction and processing of PGMs from a geological formation in south-central Montana known as the J-M Reef. The J-M Reef is the only known significant source of PGMs in the U.S. and the highest-grade PGM resource known in the world. The Company also recycles PGMs from spent catalytic converters and other industrial sources. The Company owns the Marathon PGM-copper deposit in Ontario, Canada, and the Altar porphyry copper-gold deposit located in the San Juan province of Argentina. The Company's shares are traded on the New York Stock Exchange under the symbol SWC. Information about the Company can be found at its website: www.stillwatermining.com.

CONTACT: Mike Beckstead
         (406) 373-8971
         investor-relations@stillwatermining.com